Filed Pursuant to Rule 433
Registration No. 333-131255

PRICING TERM SHEET, dated April 24, 2007
$300,000,000 5.700% Guaranteed Notes Due 2017

Issuer:	Brandywine Operating Partnership, L.P.

Guarantor:	Brandywine Realty Trust

Size:	$300,000,000

Maturity:	May 1, 2017

Coupon (Interest Rate):	5.700%

Yield to Maturity:	5.722%

Spread to Benchmark Treasury:	1.10%; T + 110 basis points

Benchmark Treasury:	4.625% due February 2017

Benchmark Treasury Price and Yield:	100-00+; 4.622%

Interest Payment Dates:	May 1 and November 1, commencing on November 1, 2007

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at T + 20 basis points

Price to Public:	99.834%

Gross Proceeds:	$299,502,000

Settlement Date:	T+4; April 30, 2007

Denominations:	$5,000 x $1,000

CUSIP:	105340AJ2

Joint Book-Running Managers:		Underwriting

	Banc of America Securities LLC	$88,000,000

	J.P. Morgan Securities Inc.	$88,000,000

	Wachovia Capital Markets, LLC	$88,000,000

Co-Managers:

	BMO Capital Markets Corp.	$4,500,000

	BNY Capital Markets Inc.	$4,500,000

	Citigroup Global Markets, Inc.	$4,500,000

	Deutsche Bank Securities Inc.	$4,500,000

	Greenwich Capital Markets, Inc.	$4,500,000

	Morgan Keegan & Company, Inc.	$4,500,000

	Piper Jaffrey & Co.	$4,500,000

	RBC Capital Markets Corporation	$4,500,000
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Investor Relations, 610-325-5600 or emailing howard.sipzner@bdnreit.com at Brandywine Realty Trust.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.